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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                                  MITOKOR, INC.


         FIRST: The name of the corporation is MitoKor, Inc., (the
"Corporation")

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is CT Corporation.

         THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The Corporation is authorized to issue one class of stock, to be designated "Common Stock," with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred (100).

         FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Corporation's board of directors (the "Board of Directors"). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation (the "Bylaws"), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

         SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws.

         SEVENTH: The name and mailing address of the incorporator is:

                           Mark Cadigan
                           Gray Cary Ware & Freidenrich LLP
                           4365 Executive Drive, Suite 1100
                           San Diego, CA 92121-2133

         EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.


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         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of March, 2002.


                                       /s/ Mark Cadigan
                                       -----------------------------------------
                                       Mark Cadigan, Incorporator


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